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                                                                    EXHIBIT 14.1


                              SEGUE SOFTWARE, INC.


                       CODE OF BUSINESS CONDUCT AND ETHICS


                                I. INTRODUCTION
                                   ------------

     SEGUE SOFTWARE, INC. (together with its subsidiaries, the "Company") is committed to conducting its business in accordance with the highest standards of ethical conduct and in compliance with applicable laws, rules and regulations.

     This Code of Business Conduct and Ethics (the "Code") governs the business decisions made and actions taken by the Company's directors, officers and employees and is an expression of the Company's fundamental and core values.

     These core values and the other standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for employees, officers and directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the employee's, officer's and director's obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with the Code and applicable laws, rules and regulations, all Company employees, officers and directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

     The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company's employees, officers and directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. ALL REFERENCES IN THE CODE TO "EMPLOYEES" SHOULD BE UNDERSTOOD TO INCLUDE ALL EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY (INCLUDING ITS SUBSIDIARIES), UNLESS THE CONTEXT REQUIRES OTHERWISE.




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                            II. COMPLIANCE PROCEDURES
                                ---------------------

A.   ADMINISTRATION OF CODE

     The Board of Directors of the Company (the "Board"), or such committee or person(s) responsible for administering the Code as the Board shall establish, shall be responsible for the administration of the Code. The Board shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility, including delegating authority to officers and other employees and engaging advisors. Administration of the Code shall include periodically reviewing the Code and proposing any changes to the Code that are deemed necessary or appropriate.

B.   COMMUNICATION OF POLICIES

     A copy of the Code shall be supplied to all employees, officers and directors upon beginning service at the Company and updates will be provided upon any change to the Code.

     A copy of the Code shall be available to all employees, officers and directors by requesting one from the human resources or legal department. In addition, a copy of the Code is available on the Company's website at www.segue.com.

     Periodically, the Company may request an employee to fill out, sign and return a form acknowledging that he or she has received a copy of the Code and has read it and understands that the Code sets forth the Company's expectations regarding employee conduct and such employee shall be required to do so. The Company may request that new employees fill out, sign and return the acknowledgement form when hired and such new employees shall be required to do so. The Company may request an officer or director of the Company to fill out, sign and return the acknowledgement form upon beginning service in such positions and thereafter may request such person to fill out, sign and return such form on an annual basis and such officer or director shall be required to do so. Adherence to these requirements is a condition of employment (both beginning and continuing).

     Periodically, the Company's management may conduct training sessions on the Company's ethical and business guidelines for new and/or continuing employees, officers and/or directors.

C.   MONITORING COMPLIANCE

     The Company's management, under the supervision of the Board, shall take reasonable steps to monitor and audit compliance with the Code. The Company's management shall periodically report to the Board or a committee thereof on these compliance efforts including, without limitation, regular reporting of alleged violations of the Code and the actions taken with respect to such violation.



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D.   REPORTING CONCERNS/RECEIVING ADVICE

     1.   Communication Channels
          ----------------------

     Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting any suspected violations with respect to compliance with the Code, other policies and procedures of the Company, or any government law, rule or regulation. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THE CODE, THEY ARE EXPECTED TO BRING THE MATTER TO THE ATTENTION OF THE COMPANY.

     The best starting point for an employee seeking advice on ethics-related issues or reporting potential violations is his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported it to his or her supervisor and does not believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Company's Compliance Officer, who is currently Douglas Zaccaro. The Company has appointed a Compliance Officer who will perform various ongoing administrative functions in connection with the Code, including circulating or otherwise communicating updates to the Code.

     In the case of accounting, internal accounting controls or auditing matters, any concerns or questions about violations with respect to such matters should be directed to the Audit Committee of the Board or a designee of the Audit Committee. Reporting of potential violations may be done anonymously by contacting:

                      Howard Morgan
                      250 Park Avenue South, 10th Floor
                      New York, NY  10003
                      hmorgan@ausum.com

     In reviewing a report received from an employee, a supervisor should consider whether the report involves a potential violation of the Code; if so, he or she should report it immediately to the Compliance Officer, who will have primary responsibility for enforcement of the Code, subject to the supervision of the Board of Directors, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

     Any employee may communicate with the Compliance Officer by any of the following methods:

          - In writing, addressed to the Compliance Officer, either by facsimile to Douglas Zaccaro or by U.S. mail to attn: Compliance Officer, Segue Software, Inc., 201 Spring Street, Lexington, MA 02421.

     Employees must not use this compliance program in bad faith, or in a false or frivolous manner.





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     2.   Confidentiality; Retaliation
          ----------------------------

     When reporting conduct suspected of violating the Code, the Company prefers that employees identify themselves in order to facilitate the Company's ability to take appropriate steps to address the report, including conducting any appropriate investigation. If an employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to look into, investigate and evaluate the matter(s) set forth in the anonymous report.

     Any employee involved in any capacity in an investigation of a possible violation of the Code must not discuss or disclose any information to anyone not involved in conducting the investigation unless required by applicable law, rule or regulation or by any applicable legal proceeding or when seeking their own legal advice if necessary.

     The Company expressly forbids any retaliation against any employee for reporting suspected misconduct. Any person who participates in any retaliation is subject to disciplinary action, including termination.

E.   INVESTIGATING VIOLATIONS

     If the Company receives information regarding an alleged violation of the Code, the persons authorized by the Compliance Officer to investigate alleged violations shall, as appropriate:

     -    evaluate such information as to gravity and credibility;

     - initiate an informal inquiry or a formal investigation with respect thereto;

     - prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

     - make the results of such inquiry or investigation available to the Compliance Officer for action (including, if appropriate, disciplinary action); and

     - note in the report any changes in the Code necessary or desirable to prevent further similar violations or to appropriately address any areas of ambiguity, confusion or omission in the Code.

The Board of Directors or a committee thereof shall periodically receive a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of the Code.




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F.   DISCIPLINARY ACTIONS

     Employees failing to comply with the Code shall be subject to appropriate disciplinary action as determined by the Company's management, subject to the supervision of the Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

     The disciplinary measures include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or service to the Company and restitution.

     Persons subject to disciplinary measures may include, in addition to the violator, others involved in the violation such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who were asked to provide information regarding a violation, but withheld material information regarding the violation, and (iii) supervisors who attempt to retaliate against employees for reporting violations or violators.

G.   WAIVERS AND AMENDMENTS

     No waiver of any provisions of the Code as applied to officers, members of the Company's finance staff or directors of the Company shall be effective unless first approved by the Board and promptly disclosed to the Company's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of Nasdaq. Any waivers of the Code for other employees may only be made by the Compliance Officer. All amendments to the Code must be approved by the Board and must be promptly disclosed to the Company's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of Nasdaq.

                           III. STANDARDS OF CONDUCT
                                --------------------

A.   CONFLICTS OF INTEREST

     The Company recognizes and respects the right of its employees to engage in outside activities which they may deem proper and desirable, provided that employees fulfill their obligations to act in the best interests of the Company. Employees are expected to avoid, or, at a minimum, disclose to the Company, situations that present a potential or actual conflict between their interests and the Company's interests.

     A "conflict of interest" occurs when a person's private interest interferes, or even appears to interfere with the interests of the Company as a whole. Conflicts of interest may arise in many situations. They can arise when an employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur when an employee or his or her family members receive some improper personal benefit as a result of his or her position in the Company. Each individual's situation is different and in evaluating his or her own situation, an employee will have to consider many factors.



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     Some of the most common situations that could present a conflict of interest are as follows:

     - ownership of, a significant interest in, or a significant indebtedness to or from, any entity that is a competitor of the Company or that does business with the Company;

     - serving in any capacity for an entity that does business with the Company or is a competitor of the Company;

     - marketing or selling products or services in competition with the Company's products or services, or otherwise competing with the Company;

     - engaging in any business transaction on behalf of the Company with an immediate family member, or with a firm of which that immediate family member is a principal, officer, representative or substantial owner;

     - hiring friends or relatives, unless such friends or relatives will work in a different department and are hired with the consent of the appropriate members of management or, if involving a member of management, the Board or a committee thereof; and

     - performing non-Company work or soliciting such work on the Company's premises or on Company time.

     For purposes of this Code, an "immediate family member" includes a person's spouse, parents, children (whether natural or adopted), siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

     If there are any questions as to whether or not a specific act or situation represents, or appears to represent, a conflict of interest, an employee should consult the Compliance Officer. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who shall notify the Board of Directors as he deems appropriate. Conflicts of interest involving the Company's Compliance Officer should be disclosed directly to the Board of Directors.

B.   USING INSIDE INFORMATION AND INSIDER TRADING

     In the course of employment with the Company, an employee may become aware of information about the Company or other companies that has not been made public. Employees are prohibited from using such non-public information (e.g., trading in the Company's or another company's securities) or disclosing such nonpublic information to any person outside the Company. Employees are required to familiarize themselves and comply with the Company's policy against insider trading, copies of which are distributed to all employees and are available from the Company's legal department or the Company's Treasurer. In addition, those employees, officers and directors of the Company bound by any specific Company procedures with respect to transactions in the Company's securities must familiarize themselves and comply with the procedures, copies of which are available from the Company's legal department or the




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Company's Treasurer. If an employee has any questions concerning what he or she can or cannot do in this area, he or she should consult with the Company's legal department or the Company's Treasurer.

C.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Company is committed to conducting its business with honesty and integrity. The Company expects that each of its employees will comply with all relevant laws, rules and regulations. As an employee conducts the Company's business, he or she may encounter a variety of legal issues, including questions regarding conflicting laws, rules and regulations. If employees have questions on specific laws, rules or regulations they are encouraged to contact the Company's legal department.

     The Company incorporates training in the new employee orientation to promote compliance with laws, rules and regulations that affect its business.

D.   COMPLIANCE WITH COMPANY'S APPROVAL PROCEDURES

     To ensure legally binding agreements with third parties are properly authorized and approved, the Company has adopted procedures that employees must follow. Employees are required to familiarize themselves and comply with the Company's approval procedures. Copies are available from the Company's legal department. In addition, a copy of the approval procedures is available on the Company's internal website.

E.   PROTECTION AND PROPER USE OF COMPANY ASSETS; CORPORATE OPPORTUNITIES

     Employees are required to protect the Company's assets entrusted to them and to protect the Company's assets in general. Employees shall also take steps to ensure that Company assets are used in a manner consistent with the Company's guidelines. Loss, theft and misuse of Company assets have a direct impact on the Company's profitability.

     Each employee is further prohibited from (i) diverting to himself or herself or to others any opportunities that are discovered through the use of Company property or information or his or her position, (ii) using Company property or information or his or her position for personal gain, or (iii) competing with the Company (as discussed more fully above under "Conflicts of Interest"). Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

     Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the appropriate supervisor, the Compliance Officer, or the Company's legal department.

F.   CONFIDENTIALITY

     Confidential proprietary information generated and gathered in the Company's business plays a vital role in the Company's business, prospects and ability to compete. Employees are required not to disclose or distribute such confidential proprietary information, except when disclosure is authorized by the Company or required by law or other regulations, and shall use




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such information solely for legitimate Company purposes. Upon leaving the
Company, employees must return all proprietary information in their possession.

     Employees are required to familiarize themselves and comply with the Company's Confidential Information Guidelines, copies of which are distributed to all employees and are available from the Compliance Officer.

     The Company collects and maintains personal information which relates to the employment of its employees, including medical and benefit information. Personal information is normally released to outside parties only with employee approval, except that the Company may also release personal information to verify employment, to satisfy the legitimate requirements of a company or other entity which is considering acquiring some of the Company's business operations, or for appropriate investigatory, business or legal reasons. Employees who have access to personal information must ensure that the information is not disclosed in violation of the Company's policies or practices.

     Personal items, messages or information that employees consider private should not be placed or kept anywhere in the Company's workplace, such as in telephone systems, office systems, electronic files, desks, credenzas, lockers, or offices. Company management has the right to access those areas and any other Company furnished facilities. Additionally, in order to protect its employees and assets, the Company may ask to search an employee's personal property, including briefcases and bags, located on or being removed from Company locations. All employees are expected to cooperate with such a request. Employees, however, should not access another employee's work space, including electronic files, without prior approval from management.

     If an employee has any questions concerning whether information in his or her possession is confidential, or whether disclosure or other use of information is permissible, he or she should consult the Company's legal department.

G.   FAIR DEALING

     Employees should act fairly, honestly and ethically in all business dealings on behalf of the Company, including in all dealings with the Company's customers, suppliers, competitors and employees. No employee should take illegal advantage of another person. Whenever the ethical or legal requirements of a situation are unclear, employees should contact their supervisor, the Compliance Officer, or the Company's legal department.

     Occasional business gifts to or from, and entertainment of or by, individual non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given or accepted infrequently and their value should be modest. If an employee is offered a gift which he or she cannot accept in accordance with the foregoing, or if such a gift arrives at his or her home or office, such employee should inform his or her supervisor immediately. Appropriate arrangements will be made to return or dispose of what has been received.



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     Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Compliance Officer.

     The Foreign Corrupt Practices Act ("FCPA") prohibits giving anything of value directly or indirectly to any "foreign official" for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Compliance Officer.

H.   QUALITY OF PUBLIC DISCLOSURES

     The Company is committed to providing its shareholders with complete and accurate information, in all material respects, about the Company's financial condition and results of operations in accordance with the securities laws of the United States and, if applicable, other foreign jurisdictions. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission, and other public communications made by the Company, include full, fair, accurate, timely and understandable disclosure.

I.   WORK ENVIRONMENT

     The Company has a longstanding commitment to a work environment that respects the dignity and worth of each individual. Inappropriate workplace behavior and harassment are wholly inconsistent with this commitment. The purpose of the policy is not to regulate the personal morality of employees, but rather to allow a work environment that is free from all forms of harassment whether that harassment is because of race, color, gender, age, religion, national origin, disability, veteran status or any other characteristic protected by law.

     Employees are required to comply with the Company's Sexual and Other Unlawful Harassment Policy, copies of which are distributed to employees and are available from the Company's human resources department upon request.





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                                    EXHIBIT A
                                    ---------


                              SEGUE SOFTWARE, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS



                                                                  March __, 2004

Dear Employee:

This booklet contains the Code of Business Conduct and Ethics of Segue Software, Inc. and its subsidiaries. The Code is a reaffirmation of the Company's long-standing commitment to the highest standards of ethical conduct and observance of laws, rules and regulations that are applicable to the Company.

The Company's reputation and continued success is dependent upon the conduct of its employees, officers and directors. Each employee, officer and director, as a custodian of the Company's good name, has a personal responsibility to ensure that his or her conduct protects and promotes both the letter of the Code and its spirit of ethical conduct. Your adherence to these ethical principles is fundamental to the Company's future success.

The Code cannot provide definitive answers to all questions. Accordingly, the Company expects each employee, officer and director to exercise reasonable judgment to determine the course of action that is consistent with the Company's ethical standards and to seek guidance when appropriate.

Please read the Code carefully. If you have any questions concerning its applicability please contact your supervisor or the Compliance Officer. Once you have read the Code and understand it, please sign the enclosed acknowledgment and return it to the Company's legal department. You may also be asked periodically in succeeding years to certify that you have complied with the Code.

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.



Sincerely,



Joseph Krivickas
Chief Executive Officer and President



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                                 ACKNOWLEDGMENT


     I acknowledge that I have reviewed and understand the Company's Code of Conduct and Ethics (the "Code") and agree to abide by the provisions of the Code.


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Signature


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Name (Printed or typed)


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Position


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Date